Exhibit 16.1

ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Armando C. Ibarra, C.P.A.Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JDMembers of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

March 14, 2006

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Sir or Madam:

We have read Item 4.0l of Form 8-K dated March 14, 2006, of Seychelle Environmental Technologies, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure through February 28, 2006. Our audit report for the fiscal years ended February 29, 2004 and February 28, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein.
If you have any questions or need additional information, please call me at (619) 422-1348.

Sincerely,

__/s/ Armando C. Ibarra__
Armando C. Ibarra, CPA